Exhibit 99.1

Flotek Industries
10603 W. Sam Houston Pkwy N., Suite 300
Houston, TX 77064
Ph: 713-849-9911
www.flotekind.com

FLOTEK INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2017 RESULTS

HOUSTON, November 8, 2017 — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced results for the three-months ended September 30, 2017.

Highlights

•	Earnings per share (EPS) of ($0.06) for 3Q17, compared to ($0.03) in the same period last year.

•	Quarterly revenue declined 6.7% sequentially to $79.5 million and increased 23.5% year-over-year.

•	Net loss from continuing operations of $3.4 million for 3Q17, compared to $1.9 million in the same period last year.

•	Adjusted EBITDA, a non-GAAP measure, was $3.3 million.

•	Quarterly cash flow from operations was $8.4 million and free cash flow was $6.8 million (net of Capex).

•	Targeting annual SG&A run-rate cash cost reductions of approximately 20% from 4Q16 levels.

•	Increased availability on the credit facility from $65 million to $75 million and extended maturity by two years to May 2022.

•	Reduced balance on the credit facility sequentially from $42.7 million to $40.6 million at quarter end, and to $30.4 million as of 10/31/17.

John Chisholm, Flotek’s Chairman, President and Chief Executive Officer commented, “During the third quarter, the oil and gas industry experienced sequentially higher activity levels, but at a much more tempered pace from growth rates experienced in previous quarters. Commentary surrounding completion services inefficiencies, tightness in horsepower availability and overall delays is consistent with challenges our clients continue to navigate. Clearly, these challenges had an impact on our Energy Chemistry Technologies (“ECT”) segment, which was also impacted due to previously disclosed hurricane related issues. In addition to the challenges associated with hurricane Harvey, we experienced disappointing declines primarily in our Rockies region. Higher commodity prices and expanding takeaway capacity should help our cadence in this region in the future.

“Our Consumer and Industrial Chemistry Technologies (“CICT”) segment continues to be the cornerstone of our Company’s leadership in maximizing the value chain in citrus oils. Hurricane Irma has impacted our outlook for declining material costs in this segment which we believed would have become a tailwind across the Company, primarily transferred to our ECT business. While the damage to Florida’s crops was significant, we believe it will eventually be offset with the large growth ongoing in the Brazilian crops. We are beginning to see success in our expansions into Japan and believe higher margin opportunities in CICT will continue to present themselves through growing distribution channels. We initially expected greater revenue declines in the quarter, but after Irma, we have begun to see growing spot market opportunities which highlights our strong positioning in the supply chain to our clients. We continue to be well positioned on our raw materials to meet the internal and external needs.

“Having addressed what we believe to be underwhelming headline results for the third quarter, let me address the positive structural changes we have made with our SG&A and further planned reductions, which we expect to maximize future cash flow efficiencies of the Company going forward. We remain laser focused on maximizing free cash flow as a Company, and to that extent we generated $7 million in free cash flow during the quarter. This will continue to be a primary focus, accomplished through ongoing cost reduction initiatives, increased pace of new product development to address market needs, and continued uptake of our Complex nano-Fluid® (CnF®) offerings and our Prescriptive Chemistry ManagementSM (PCMSM) solutions. Additionally, our strong market positioning in our CICT business at Florida Chemical should allow us to continue to navigate citrus supply challenges, and execute higher margin opportunities going forward.

“Total debt has been lowered 37% to approximately $30 million currently, down from $48 million at the beginning of the year. Flotek remains financially sound, and our liquidity remains strong. Our ability to quickly scale growth programs in both segments maximizes our opportunities to allocate capital efficiently, and potentially execute further stock buy-backs.

“Hurricane Irma has impacted our outlook for declining raw material pricing in the near term, and into 2018. We believe this temporary disruption will eventually moderate, however we will adjust our cost structure accordingly to protect the cash flow capabilties of our Company. Meanwhile, the oil and gas industry is beginning to face inflationary pressures while our clients remain cost conscious in a lower for longer period of commodity prices. Despite this dynamic, we continue to see an increasing focus in scalable optimization programs and projects both in the field and through our industry leading Research & Innovation (R&I) facility. We will continue to execute on our plan to structurally reduce SG&A expenses which we believe will create significant long term shareholder value and maximize our cash flow leverage going forward.”

Third Quarter 2017 Results

For the three months ended September 30, 2017, Flotek reported revenue of $79.5 million, an increase of $15.1 million, or 23.5%, compared to $64.3 million in the same period of 2016. Revenue decreased $5.7 million, or 6.7%, compared to the second quarter of 2017.

Flotek reported Loss from Continuing Operations for the three months ended September 30, 2017 of $3.4 million, an increase of $1.5 million compared to Loss from Continuing Operations of $1.9 million in the same period of 2016. Loss from Continuing Operations increased $2.3 million compared to second quarter 2017. On a GAAP basis, Flotek reported loss per share (fully diluted) for the three months ended September 30, 2017 of ($0.06) from continuing operations compared to loss per share (fully diluted) of ($0.03) for the three months ended September 30, 2016. Excluding non-cash G&A of $2.0 million, net of tax, or $0.03 per share, adjusted EPS from continuing operations was ($0.03) for the three months ended September 30, 2017, compared to adjusted EPS from continuing operations of $0.01 for the three months ended September 30, 2016.

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, for the three months ended September 30, 2017, was $0.2 million, compared to $0.4 million for the three months ended September 30, 2016. Third quarter 2017 adjusted EBITDA, which excludes $3.0 million of non-cash G&A, was $3.3 million. Management believes that adjusted EBITDA provides useful information to investors to better assess and understand operating performance and cash flows.

A summary income statement reflecting third quarter results can be found at the conclusion of this release.

Third Quarter 2017 – Segment Highlights

	3Q 2017	2Q 2017	% Change		3Q 2016	% Change
Energy Chemistry Technologies (“ECT”)
Revenue	$61.2 million	$65.9 million	(7.1%)		$45.0 million	35.8%
Gross Margin	30.6%	34.6%	(399	) bps	40.4%	(975	) bps
Income From Operations	$6.9 million	$9.3 million	(26.2%)		$6.2 million	10.8%
Adj. EBITDA	$11.7 million	$15.9 million	(26.0%)		$10.6 million	11.1%
Adj. EBITDA Margin	19.2%	24.1%	(487	) bps	23.5%	(428	) bps
Consumer and Industrial Chemistry Technologies (“CICT”)
Revenue	$18.3 million	$19.3 million	(5.2%)		$19.3 million	(5.3%)
Gross Margin	16.4%	17.0%	(59	) bps	21.6%	(518	) bps
Income From Operations	$1.0 million	$1.2 million	(19.0%)		$2.4 million	(59.5%)
Adj. EBITDA	$1.9 million	$2.1 million	(12.0%)		$3.2 million	(42.4%)
Adj. EBITDA Margin	10.2%	11.0%	(78	) bps	16.7%	(656	) bps

*	Percentage change may be different when calculated due to rounding.
**	Segment adj. EBITDA excludes stock based compensation and R&I allocations.

Energy Chemistry Technologies Highlights (ECT):

•	Segment revenues decreased 7.1% sequentially to $61.2 million, and increased 35.8% year-over-year.

•	Global Complex nano-Fluid® (CnF®) volumes and revenue declined 12.9% and 11.2%, respectively, from the second quarter, and increased 23.1% and 28.7% year-over-year.

•	Domestic Complex nano-Fluid® (CnF®) volumes and revenue declined 18.4% and 16.3%, respectively, from the second quarter, and increased 19.1% and 27.3% year-over-year.

•	Conventional chemistry (Non-CnF) revenue increased 2.5% sequentially from the second quarter 2017 with continued success of our Prescriptive Chemistry ManagementSM (PCMSM) solutions.

•	Sequentially, segment gross margins declined by ~400 basis points to 30.6% due to lower CnF® sales mix, while EBITDA margins declined ~500 bps to 19.2%.

•	International revenues increased 85.3% sequentially from the second quarter and 14.3% from the third quarter 2016, primarily due to increased CnF® sales.

•	Long term domestic CnF® trends remain positive as volumes have increased 98.5% since the cycle peak in 3Q 2014 relative to EIA completion data (as of 10/16/17), which has declined 44.6%, and the U.S. Land Rig Count, which is down 49.5%.

Consumer and Industrial Chemistry Technologies Highlights (CICT):

•	Segment revenues decreased 5.2% sequentially to $18.3 million, and decreased 5.3% year-over-year.

•	Sequentially, segment gross margins declined by ~60 basis points to 16.4%, while EBITDA margins declined by ~80 basis points to 10.2%.

•	Declining topline and margin for CICT in the quarter was driven by anticipated larger orange crops in Brazil and Florida for the coming season, resulting in lower prices for citrus oils.

•	The impact from Hurricane Irma is expected to benefit pricing in the near term, as citrus oil prices remain elevated.

•	Our new distillation tower is nearing completion, and should be operational by December.

Balance Sheet and Liquidity

Net Debt decreased 9.3% from $39.3 million to $35.6 million, sequentially, while working capital benefits were $6.0 million primarily driven by inventory and accounts receivable reductions. Total liquidity at quarter end was $39.2 million. Our current balance on our credit facility as of October 31, 2017 was $30.4 million, compared to $42.7 million at the end of the second quarter, and current liquidity is at $47.5 million.

Flotek Outlook

In commenting about Flotek’s outlook, Mr. Chisholm added, “For the fourth quarter, we are anticipating a typical slowdown through the holidays in our ECT segment in line with clients’ activity levels and fewer daylight hours. In our CICT segment, we expect the top line to modestly decline sequentially with typical seasonality, but outperform last year’s quarter year-over-year. We anticipate consolidated G&A to continue to decline, while segment G&A to be somewhat flat sequentially and capital expenses to be in the $3 million to $5 million range.”

Conference Call Details

Flotek will host a conference call on Wednesday, November 8th, at 9:30 AM CDT (10:30 AM EDT) to discuss its operating results for the three months ended September 30, 2017. To participate in the call, participants should dial 888-228-0565 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek develops and delivers prescriptive chemistry-based technology, including specialty chemicals, to clients in the energy, consumer industrials and food & beverage industries. Flotek’s inspired chemists draw from the power of bio-derived solvents to deliver solutions that enhance energy production, cleaning products, foods & beverages and fragrances. In the oil and gas sector, Flotek serves major and independent energy producers and oilfield service companies, both domestic and international. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Flotek Industries, Inc.

Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2017	9/30/2016	9/30/2017	9/30/2016
	(in thousands, except per share data)
GAAP Net Income (Loss) and Reconciliation to Adjusted EBITDA (Non-GAAP)
Net Income (Loss) (GAAP)	$(3,421)	$(1,870)	$(5,285)	$(2,011)
Interest Expense	574	518	1,718	1,536
Income Tax Benefit	17	(942)	(746)	(1,349)
Depreciation and Amortization (a)	3,068	2,730	9,091	7,380

EBITDA (Non-GAAP)	$238	$436	$4,778	$5,556
Stock Compensation Expense	3,026	3,463	9,679	8,591
Executive Retirement Expense	—	—	950	—

Adjusted EBITDA (Non-GAAP)	$3,264	$3,899	$15,407	$14,147

Select Items Impacting Earnings
Stock Compensation & Executive Retirement Expense	$3,026	$3,463	$10,629	$8,591
Less income tax effect at 35%	(1,059)	(1,212)	(3,720)	(3,007)

Stock Compensation & Executive Retirement Expense, net of tax	$1,967	$2,251	$6,909	$5,584

Weighted Average Shares Outstanding (Fully Diluted)	57,602	56,899	57,709	55,523

Stock Compensation & Executive Retirement Expense Per Share (Fully Diluted)	$0.03	$0.04	$0.12	$0.10

(a)	D&A reflects additional D&A included in consolidated Cost of Revenues.
*	Management believes that adjusted EBITDA for the three and nine months ended September 30, 2017 and September 30, 2016, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the expenses associated with executive retirement to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.

Flotek Industries, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$4,942	$4,823
Accounts receivable, net of allowance for doubtful accounts of $1,089 and $664 at September 30, 2017 and December 31, 2016, respectively	56,008	47,152
Inventories	70,716	58,283
Income taxes receivable	2,649	12,752
Assets held for sale	4,135	43,900
Other current assets	10,881	21,708

Total current assets	149,331	188,618
Property and equipment, net	73,711	74,691
Goodwill	56,660	56,660
Deferred tax assets, net	21,190	12,894
Other intangible assets, net	48,851	50,352

TOTAL ASSETS	$349,743	$383,215

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$21,725	$29,960
Accrued liabilities	12,323	12,170
Interest payable	30	24
Liabilities held for sale	1,586	4,961
Current portion of long-term debt	40,589	40,566

Total current liabilities	76,253	87,681
Long-term debt, less current portion	—	7,833

Total liabilities	76,253	95,514

Commitments and contingencies
Equity:
Cumulative convertible preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 60,621,786 shares issued and 56,802,456 shares outstanding at September 30, 2017; 59,684,669 shares issued and 56,972,580 shares outstanding at December 31, 2016	6	6
Additional paid-in capital	334,490	318,392
Accumulated other comprehensive income (loss)	(822)	(956)
Retained earnings (accumulated deficit)	(28,736)	(9,830)
Treasury stock, at cost; 3,354,344 and 2,028,847 shares at September 30, 2017 and December 31, 2016, respectively	(31,806)	(20,269)

Flotek Industries, Inc. stockholders’ equity	273,132	287,343
Noncontrolling interests	358	358

Total equity	273,490	287,701

TOTAL LIABILITIES AND EQUITY	$349,743	$383,215

Flotek Industries, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2017	9/30/2016	9/30/2017	9/30/2016
Revenue	$79,458	$64,337	$244,589	$192,227
Cost of revenue	57,718	41,983	169,016	124,362

Gross profit	21,740	22,354	75,573	67,865

Expenses:
Corporate general and administrative	10,346	10,302	33,773	30,398
Segment selling and administrative	9,277	9,775	28,972	26,879
Depreciation and amortization	2,540	2,217	7,464	6,024
Research and development	2,691	2,327	9,940	6,323
(Gain) loss on disposal of long-lived assets	(11)	(14)	401	(29)

Total expenses	24,843	24,607	80,550	69,595

Loss from operations	(3,103)	(2,253)	(4,977)	(1,730)

Other (expense) income:
Interest expense	(574)	(518)	(1,718)	(1,536)
Other (expense) income, net	273	(41)	664	(94)

Total other expense	(301)	(559)	(1,054)	(1,630)

Loss before income taxes	(3,404)	(2,812)	(6,031)	(3,360)
Income tax (expense) benefit	(17)	942	746	1,349

Loss from continuing operations	(3,421)	(1,870)	(5,285)	(2,011)
Income (loss) from discontinued operations, net of tax	319	(876)	(13,621)	(33,200)

Net loss	$(3,102)	$(2,746)	$(18,906)	$(35,211)

Basic earnings (loss) per common share:
Continuing operations	$(0.06)	$(0.03)	$(0.09)	$(0.04)
Discontinued operations, net of tax	0.01	(0.02)	(0.24)	(0.60)

Basic earnings (loss) per common share	$(0.05)	$(0.05)	$(0.33)	$(0.64)

Diluted earnings (loss) per common share:
Continuing operations	$(0.06)	$(0.03)	$(0.09)	$(0.04)
Discontinued operations, net of tax	0.01	(0.02)	(0.24)	(0.60)

Diluted earnings (loss) per common share	$(0.05)	$(0.05)	$(0.33)	$(0.64)

Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	57,602	56,899	57,709	55,523
Weighted average common shares used in computing diluted earnings (loss) per common share	57,602	56,899	57,709	55,523

Flotek Industries, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended
	9/30/2017	9/30/2016
Cash flows from operating activities:
Net loss	$(18,906)	$(35,211)
Loss from discontinued operations, net of tax	(13,621)	(33,200)

Loss from continuing operations	(5,285)	(2,011)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	9,091	7,380
Amortization of deferred financing costs	376	308
Loss (gain) on sale of assets	401	(29)
Stock compensation expense	9,679	8,591
Deferred income tax benefit	(8,290)	(6,309)
Reduction in tax benefit related to share-based awards	915	883
Changes in current assets and liabilities:
Accounts receivable, net	(8,704)	(7,572)
Inventories	(12,213)	(2,959)
Income taxes receivable	9,254	(13,687)
Other current assets	12,649	(51)
Accounts payable	(8,262)	5,959
Accrued liabilities	1,561	10,434
Income taxes payable	—	(1,807)
Interest payable	6	45

Net cash provided by (used in) operating activities	1,178	(825)

Cash flows from investing activities:
Capital expenditures	(6,155)	(10,618)
Proceeds from sales of businesses	18,490	—
Proceeds from sale of assets	321	38
Payments for acquisition, net of cash acquired	—	(7,863)
Purchase of patents and other intangible assets	(817)	(311)

Net cash provided by (used in) investing activities	11,839	(18,754)

Cash flows from financing activities:
Repayments of indebtedness	(9,833)	(15,398)
Borrowings on revolving credit facility	310,021	256,738
Repayments on revolving credit facility	(307,998)	(249,324)
Debt issuance costs	(106)	(147)
Reduction in tax benefit related to share-based awards	—	(883)
Purchase of treasury stock related to share-based awards	(1,500)	(925)
Proceeds from sale of common stock	530	30,610
Repurchase of common stock	(4,174)	—
Proceeds from exercise of stock options	21	134

Net cash (used in) provided by financing activities	(13,039)	20,805

Discontinued operations:
Net cash used in operating activities	(695)	(82)
Net cash provided by investing activities	708	74

Net cash flows provided by (used in) discontinued operations	13	(8)

Effect of changes in exchange rates on cash and cash equivalents	128	48

Net increase in cash and cash equivalents	119	1,266
Cash and cash equivalents at the beginning of period	4,823	2,208

Cash and cash equivalents at the end of period	$4,942	$3,474

IR Inquiries, contact:

Matthew Marietta

Senior Vice President

Corporate Development, Investor Relations

Flotek Industries

E: MMarietta@flotekind.com

P: (713) 726-5348

Media Inquiries, contact:

Danielle Allen

Senior Vice President

Global Communications & Technology Commercialization

E: DAllen@flotekind.com

P: (713) 726-5322

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